Exhibit 99.1

NEWS RELEASE

For Immediate Release April 26, 2004	Contact: Michael Sund (858) 503-3233

THOMAS RINGER APPOINTED TO MAXWELL TECHNOLOGIES’ BOARD

SAN DIEGO, Calif.—Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that Thomas L. Ringer has been appointed to the company’s board of directors, increasing the size of Maxwell’s board to seven directors.

Ringer, 72, is a former corporate executive and certified public accountant who currently serves on the boards of two other public companies, three private companies, and a not-for-profit organization. He is chairman of the board and of the audit committee of Document Sciences Corp. (NasdaqSC: DOCX), and is a director and former audit committee chair of California Amplifier (Nasdaq: CAMP). He is also chairman of the boards of Wedbush Morgan Securities, M.S. Aerospace Inc. and The Center for Corporate Innovation, and is a director of Enterprise Network, an entrepreneurship support group.

From 1980 to 1982, Ringer was president and chief executive officer of Fujitsu Systems of America, formerly The TRW-Fujitsu Co., and in the late 1980’s he was Chairman and Chief Executive of Recognition Equipment, Inc., an NYSE company. He began his business career with IBM Corp., and later was controller of a major home building company before moving on to a division of Xerox Corp., where he was vice president, marketing.

“Tom Ringer’s diverse business experience, and the corporate governance and financial controls expertise he has gained through board service with other companies make him a valuable addition to our board,” said Robert Guyett, chairman of Maxwell’s board of directors. “He has expressed a strong interest in hands-on involvement in the company’s ongoing multi-disciplinary initiatives for organizational excellence and compliance with the new requirements of Sarbanes Oxley.”

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

# # #